FOR IMMEDIATE RELEASE

PERRIGO REPORTS RECORD QUARTERLY REVENUE AND EARNINGS AND RAISES FULL YEAR ADJUSTED EPS GUIDANCE

•	Fiscal second quarter revenue from continuing operations increased $46 million, or 9%, to $583 million

•	Fiscal second quarter adjusted income from continuing operations increased 56% to $65 million, or $0.70 per share

•	Fiscal second quarter GAAP income from continuing operations increased 121% to $53 million, or $0.57 per share

•	Record second quarter cash flow from operations of $122 million

•	Management raises full-year fiscal 2010 adjusted earnings from continuing operations to $2.55-$2.65 per share from previously announced $2.35-$2.45 per share

ALLEGAN, Mich. – February 2, 2010 – Perrigo Company (Nasdaq: PRGO; TASE) today announced results for its second quarter and six months ended December 26, 2009.

Perrigo’s Chairman and CEO Joseph C. Papa commented, “This was another exciting quarter for us. We delivered all-time record quarterly revenue and earnings, and record second quarter cash flow. Our Consumer Healthcare, Rx, and API segments all contributed to this strong performance. Through core business strength, new product sales, and operating execution, we were able to drive adjusted consolidated gross profit margin and operating margin up 590 and 490 basis points, respectively, from last year.  While the H1N1 flu pandemic and the delayed entrance of a competitor to omeprazole provided incremental benefits this quarter, our core business continues to gain market share versus the national brands. Consumers are continuing to benefit from the value proposition of Perrigo’s quality, affordable healthcare products.”

The Company’s reported results are summarized in the attached Condensed Consolidated Statements of Income, Balance Sheets and Cash Flows. As part of management’s continued strategic review of the Company’s portfolio of businesses, management committed to a plan to sell the Company’s Israel Consumer Products business. The results of this business are reflected in the condensed consolidated financial statements as discontinued operations for all periods presented.

Perrigo Company
(from continuing operations, in thousands, except per share amounts)
(see the attached Table II for reconciliation to GAAP numbers)

	Second Quarter		Six Months
	2010	2009	2010	2009
Net Sales	$583,168	$537,203	$1,111,169	$992,751
Reported Income	$53,236	$24,042	$114,261	$62,349
Adjusted Income	$65,051	$41,765	$126,235	$80,711
Reported Diluted EPS	$0.57	$0.26	$1.23	$0.66
Adjusted Diluted EPS	$0.70	$0.45	$1.36	$0.86
Diluted Shares	92,999	93,587	93,018	94,076

Second Quarter Results

Net sales from continuing operations for the second quarter of fiscal 2010 were $583 million, an increase of 9%. Reported income from continuing operations was $53 million, or $0.57 per share, a strong increase over $24 million, or $0.26 per share, a year ago. Excluding the charges as outlined in Table II at the end of this release, second quarter fiscal 2010 adjusted income from continuing operations was $65 million, or $0.70 per share. Reported operating expenses included a $14 million write-off of in-process research and development related to the acquisition of an Abbreviated New Drug Application (ANDA) from KV Pharmaceutical during the quarter.

Six Months Results

Net sales for the first half of fiscal 2010 were $1,111 million, an increase of 12% over fiscal 2009. The increase was driven by strong results in the Consumer Healthcare and Rx segments and included consolidated new product sales of approximately $37 million. Reported gross profit was $361 million, up 28% and the reported gross profit percentage was 32.5%, up from 28.5% last year. Reported operating income margin increased 330 basis points to 15.4% and adjusted operating income margin increased 410 basis points to 16.7%. Reported income from continuing operations was $114 million, an increase of 83%. Adjusted income from continuing operations was $126 million or an increase of 56% from fiscal 2009.

Consumer Healthcare

           Consumer Healthcare segment net sales in the second quarter were $478 million compared with $446 million in the second quarter last year, an increase of $32 million or 7%. The increase resulted from approximately $24 million of new product sales and $8 million from higher sales volumes of existing products, primarily in the gastrointestinal, smoking cessation, analgesics, and cough/cold categories, and approximately $7 million of incremental sales from the acquisitions of Unico and Diba. These increases were partially offset by a decline of approximately $4 million in sales from exited products and unfavorable changes in foreign currency exchange rates of $2 million. Reported operating income was $88 million, compared with $56 million a year ago largely driven by favorable product mix and higher gross margins from the sale of new products. Reported operating margin increased 590 basis points to 18.5% due to improved operating expense leverage.

For the first six months of fiscal year 2010, Consumer Healthcare net sales increased $103 million or 13%, compared to fiscal 2009.  The increase resulted from approximately $33 million of new product sales and a $48 million increase in sales of existing products, as well as incremental sales of $43 million from the Company’s acquisitions of J.B. Laboratories, Unico and Diba. This growth was partially offset by approximately $8 million in decreased sales from exited products, and a negative impact of approximately $12 million from foreign currency exchange rates.

On October 13, 2009, the Company announced that it had filed an ANDA for over-the-counter (OTC) Minoxidil topical aerosol foam, 5%, a generic form of Men’s Rogaine® Foam.

On December 7, 2009, the Company announced that it will implement a labeling program to help consumers more clearly identify more than 200 of the Company’s OTC store brand pharmaceuticals that are gluten-free.

Rx Pharmaceuticals

The Rx Pharmaceuticals segment second quarter net sales were approximately $56 million compared with $40 million a year ago, an increase of 38%. This increase was due primarily to increased sales volumes in the Company’s existing products, increased sales in over-the-counter Rx, and new product sales. Reported operating income was $2 million, a decrease of $5 million from last year due to a $14 million charge related to the ANDA acquired from KV Pharmaceutical for clindamycin phosphate (1%) and benzoyl peroxide (5%) gel. Excluding this charge, adjusted operating income for the second quarter was $16 million, a $9 million increase from last year. The increase was due primarily to greater operating expense leverage, less pricing pressure, and improved product mix. Adjusted operating margin increased 1170 basis points from last year to 29.5%.

For the first six months of fiscal year 2010, net sales for the Rx Pharmaceuticals segment increased 40% from fiscal 2009. Sales increased due to higher sales of existing products, less pricing pressure, new product sales, and an increase in non-product revenue.

API

The API segment reported second quarter net sales of $37 million compared with $32 million a year ago. The increase was due primarily to increased sales volumes of the Company’s existing products, new product sales, and favorable changes in the foreign currency exchange rates. Reported operating income increased nearly $5 million due to increased sales volume, improved sales mix, and improved operational efficiencies. Reported operating margin increased 1240 basis points to 15.7%.

For the first six months of fiscal year 2010, net sales increased 1% or $900 thousand, compared to fiscal 2009. Reported operating income margin increased 1200 basis points to 14.3% from last year’s 2.3%.

Other

Continuing operations for the Other category, consisting of the Israel Pharmaceutical and Diagnostic Products operating segment, reported second quarter net sales of $12 million compared with approximately $19 million a year ago. The segment reported an operating loss of $1 million, compared to operating income of $1 million for fiscal 2009. Year-to-date net sales for fiscal 2010 decreased 36% compared to fiscal 2009. The decrease was due primarily to approximately $15 million related to the loss of a customer contract.

On November 2, 2009, the Company announced that it had signed a definitive agreement to sell its Israel Consumer Products business along with the related production assets in Israel to Emilia Group, a subsidiary of O. Feller Holdings Ltd., for 205 million New Israeli Shekels (approximately $55 million), subject to post-closing working capital adjustments as defined in the agreement. The transaction is expected to close in the first calendar quarter of 2010.

Guidance

Chairman and CEO Joseph C. Papa concluded, “The strength across our businesses continued this quarter, driving record results. As we look forward to the last half of fiscal 2010 we expect this strength to continue. Our teams are executing on their plans, which are the foundation for sustaining our growth. Reported fiscal 2010 earnings from continuing operations are now expected to be between $2.42 and $2.52 per share. Excluding the charges outlined in Table II at the end of this release, we now expect fiscal 2010 adjusted earnings from continuing operations to be between $2.55 and $2.65 per share, up from our previously announced $2.35-$2.45 per share. This new range implies a year-over-year growth rate of adjusted earnings from continuing operations of 36% to 42% over fiscal 2009 adjusted EPS. This revised guidance does not include any incremental contribution from the profit split associated with the anticipated U.S. launch of Temozolomide, the generic version of Temodar®.”

Perrigo will host a conference call to discuss fiscal 2010 second quarter results at 10:00 a.m. (ET) on Tuesday, February 2. The conference call will be available live via webcast to interested parties on the Perrigo website http://www.perrigo.com or by phone 877-248-9413, International 973-582-2737 and reference ID# 50570220. A taped replay of the call will be available beginning at approximately 2:00 p.m. (ET) Tuesday, February 2, until midnight Tuesday, February 9, 2010. To listen to the replay, call 800-642-1687, International 706-645-9291, access code 50570220.

Perrigo Company is a leading global healthcare supplier that develops, manufactures and distributes OTC and generic prescription (Rx) pharmaceuticals, nutritional products, active pharmaceutical ingredients (API) and pharmaceutical and medical diagnostic products. The Company is the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. The Company’s primary markets and locations of manufacturing and logistics operations are the United States, Israel, Mexico and the United Kingdom. Visit Perrigo on the Internet (http://www.perrigo.com).

 Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections.  While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 27, 2009, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Arthur J. Shannon, Vice President, Investor Relations and Communication
(269) 686-1709
    E-mail: ajshannon@perrigo.com

Daniel B. Willard, Manager, Investor Relations and Communication
(269) 686-1597
    E-mail: dbwillard@perrigo.com

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	2010	2009	2010	2009

Net sales	$583,168	$537,203	$1,111,169	$992,751
Cost of sales	386,223	390,638	750,230	710,199
Gross profit	196,945	146,565	360,939	282,552

Operating expenses
Distribution	7,012	6,078	13,533	12,346
Research and development	20,735	19,923	39,232	38,147
Selling and administration	70,730	59,486	123,137	111,894
Subtotal	98,477	85,487	175,902	162,387
Write-off of in-process research and development	14,000	279	14,000	279
Total	112,477	85,766	189,902	162,666

Operating income	84,468	60,799	171,037	119,886
Interest, net	5,551	7,513	12,214	13,499
Other (income) expense, net	(1,247)	1,098	(230)	1,405
Investment impairment	-	15,104	-	15,104

Income from continuing operations before income taxes	80,164	37,084	159,053	89,878
Income tax expense	26,928	13,042	44,792	27,529
Income from continuing operations	53,236	24,042	114,261	62,349
Income (loss) from discontinued operations, net of tax	(2,342)	951	(2,069)	602
Net income	$50,894	$24,993	$112,192	$62,951

Earnings (loss) per share (1)
Basic
Continuing operations	$0.58	$0.26	$1.25	$0.67
Discontinued operations	(0.03)	0.01	(0.02)	0.01
Basic earnings per share	$0.56	$0.27	$1.22	$0.68
Diluted
Continuing operations	$0.57	$0.26	$1.23	$0.66
Discontinued operations	(0.03)	0.01	(0.02)	0.01
Diluted earnings per share	$0.55	$0.27	$1.21	$0.67

Weighted average shares outstanding
Basic	91,634	92,044	91,646	92,415
Diluted	92,999	93,587	93,018	94,076

Dividends declared per share	$0.0625	$0.0550	$0.1175	$0.1050

(1) The sum of individual per share amounts may not equal due to rounding.

PERRIGO COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 26,	June 27,	December 27,
	2009	2009	2008
Assets
Current assets
Cash and cash equivalents	$303,482	$316,133	$162,160
Investment securities	562	3	9
Accounts receivable, net	345,941	325,810	333,906
Inventories	416,475	384,794	406,839
Current deferred income taxes	41,247	41,941	47,890
Income taxes refundable	6,388	8,926	24,235
Prepaid expenses and other current assets	23,529	23,658	25,827
Current assets of discontinued operations	70,992	51,699	51,071
Total current assets	1,208,616	1,152,964	1,051,937

Property and equipment	798,819	763,951	725,398
Less accumulated depreciation	(435,911)	(409,634)	(378,603)
	362,908	354,317	346,795

Restricted cash	400,000	400,000	400,000
Goodwill and other indefinite-lived intangible assets	276,283	268,819	272,594
Other intangible assets, net	210,889	214,207	222,564
Non-current deferred income taxes	56,774	74,438	63,069
Other non-current assets	54,568	49,756	45,932
Non-current assets of discontinued operations	-	21,854	25,036
	$2,570,038	$2,536,355	$2,427,927

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$263,316	$271,537	$251,191
Payroll and related taxes	79,856	54,196	47,622
Accrued customer programs	63,927	54,461	52,561
Accrued liabilities	55,430	61,704	48,156
Accrued income taxes	10,434	3,334	2,250
Current deferred income taxes	17,217	18,528	18,354
Current portion of long-term debt	18,053	17,181	17,050
Current liabilities of discontinued operations	24,890	19,620	19,913
Total current liabilities	533,123	500,561	457,097

Non-current liabilities
Long-term debt, less current portion	825,000	875,000	892,050
Non-current deferred income taxes	114,399	139,916	134,477
Other non-current liabilities	106,261	86,476	111,358
Non-current liabilities of discontinued operations	-	11,933	6,679
Total non-current liabilities	1,045,660	1,113,325	1,144,564

Shareholders' equity
Controlling interest shareholders' equity:
Preferred stock, without par value, 10,000 shares authorized	-	-	-
Common stock, without par value, 200,000 shares authorized	404,879	452,243	442,774
Accumulated other comprehensive income	64,088	50,592	39,716
Retained earnings	520,440	419,086	343,235
	989,407	921,921	825,725
Noncontrolling interest	1,848	548	541
Total shareholders' equity	991,255	922,469	826,266
	$2,570,038	$2,536,355	$2,427,927

Supplemental Disclosures of Balance Sheet Information Related to Continuing Operations
Allowance for doubtful accounts	$9,307	$11,394	$9,377
Working capital	$629,391	$620,324	$563,682
Preferred stock, shares issued and outstanding	-	-	-
Common stock, shares issued and outstanding	91,087	92,209	92,129

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year-To-Date
	2010	2009
Cash Flows From (For) Operating Activities
Net income	$112,192	$62,951
Adjustments to derive cash flows
Write-off of in-process research and development	14,000	279
Depreciation and amortization	35,907	34,362
Asset impairments	-	16,704
Share-based compensation	7,695	4,923
Income tax benefit from exercise of stock options	(145)	646
Excess tax benefit of stock transactions	(4,351)	(3,365)
Deferred income taxes	(10,400)	(8,035)
Sub-total	154,898	108,465

Changes in operating assets and liabilities, net of asset and business acquisitions
Accounts receivable	(13,363)	(13,849)
Inventories	(29,408)	(28,714)
Income taxes refundable	(1,958)	(22,965)
Accounts payable	(7,130)	13,674
Payroll and related taxes	24,820	(26,496)
Accrued customer programs	9,354	(813)
Accrued liabilities	(5,467)	(10,289)
Accrued income taxes	23,885	14,607
Other	3,863	2,361
Sub-total	4,596	(72,484)
Net cash from operating activities	159,494	35,981

Cash Flows (For) From Investing Activities
Cash acquired in asset exchange	-	2,115
Acquisitions of businesses, net of cash acquired	(10,059)	(88,224)
Acquired research and development	(14,000)	-
Acquisitions of assets	(9,762)	-
Acquisition of intangible assets	(500)	(1,000)
Additions to property and equipment	(20,886)	(20,929)
Net cash for investing activities	(55,207)	(108,038)

Cash Flows (For) From Financing Activities
Repayments of short-term debt, net	-	(13,736)
Repayments of long-term debt	(50,000)	(14,287)
Excess tax benefit of stock transactions	4,351	3,365
Issuance of common stock	11,249	8,892
Repurchase of common stock	(70,804)	(62,297)
Cash dividends	(10,838)	(9,710)
Net cash for financing activities	(116,042)	(87,773)

Effect of exchange rate changes on cash	(895)	3,390
Net decrease in cash and cash equivalents	(12,650)	(156,440)

Cash and cash equivalents of continuing operations, beginning of period	316,133	318,599
Cash balance of discontinued operations, beginning of period	4	5
Cash and cash equivalents, end of period	303,487	162,164
Less cash balance of discontinued operations, end of period	(5)	(4)
Cash and cash equivalents of continuing operations, end of period	$303,482	$162,160

Supplemental Disclosures of Cash Flow Information
Cash paid/received during the period for:
Interest paid	$22,273	$24,206
Interest received	$10,647	$13,448
Income taxes paid	$28,504	$44,322
Income taxes refunded	$940	$1,084

Table I
PERRIGO COMPANY
SEGMENT INFORMATION
(in thousands)
(unaudited)

	Second Quarter*		Year-to-Date*
	2010	2009	2010	2009
Segment Net Sales
Consumer Healthcare	$478,442	$446,410	$915,763	$812,612
Rx Pharmaceuticals	55,585	40,401	102,662	73,576
API	36,987	31,866	67,043	66,109
Other	12,154	18,526	25,701	40,454
Total	$583,168	$537,203	$1,111,169	$992,751

Segment Operating Income (Loss)
Consumer Healthcare	$88,391	$56,305	$159,751	$115,420
Rx Pharmaceuticals	2,422	7,172	16,682	8,956
API	5,825	1,062	9,575	1,497
Other	(758)	785	436	2,601
Unallocated expenses	(11,412)	(4,525)	(15,407)	(8,588)
Total	$84,468	$60,799	$171,037	$119,886

*All information based on continuing operations.

Table II
PERRIGO COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Second Quarter*			Year-to-Date*
	2010	2009	% Change	2010	2009	% Change

Net sales	$583,168	$537,203	9%	$1,111,169	$992,751	12%

Reported gross profit	$196,945	$146,565	34%	$360,939	$282,552	28%
Inventory step-ups - Asset acquisitions	497	-		709	-
Inventory step-up - Unico	-	1,062		-	1,062
Inventory step-up - Diba	-	767		-	767
Inventory step-up - JB Labs	-	358		-	358
Impairment of fixed assets	-	1,600		-	1,600
Adjusted gross profit	$197,442	$150,352	31%	$361,648	$286,339	26%
Adjusted gross profit %	33.9%	28.0%		32.5%	28.8%

Reported operating income	$84,468	$60,799	39%	$171,037	$119,886	43%
Inventory step-ups - Asset acquisitions	497	-		709	-
Inventory step-up - Unico	-	1,062		-	1,062
Inventory step-up - Diba	-	767		-	767
Inventory step-up - JB Labs	-	358		-	358
Impairment of fixed assets	-	1,600		-	1,600
Write-off of in-process R&D - Diba acquisition	-	279		-	279
Write-off of in-process R&D - ANDA	14,000	-		14,000	-
Loss on asset exchange	-	-		-	639
Adjusted operating income	$98,965	$64,865	53%	$185,746	$124,591	49%
Adjusted operating income %	17.0%	12.1%		16.7%	12.6%

Reported income from continuing operations	$53,236	$24,042	121%	$114,261	$62,349	83%
Inventory step-ups - Asset acquisitions (2)	373	-		532	-
Inventory step-up - Unico (6)	-	645		-	645
Inventory step-up - Diba (3)	-	552		-	552
Inventory step-up - JB Labs (4)	-	229		-	229
Impairment of fixed assets (5)	-	992		-	992
Write-off of in-process R&D - Diba acquisition (3)	-	201		-	201
Write-off of in-process R&D - ANDA (1)	11,442	-		11,442	-
Investment impairment (7)	-	15,104		-	15,104
Loss on asset exchange (7)	-	-		-	639
Adjusted income from continuing operations	$65,051	$41,765	56%	$126,235	$80,711	56%

Diluted earnings per share from continuing operations
Reported	$0.57	$0.26	119%	$1.23	$0.66	86%
Adjusted	$0.70	$0.45	56%	$1.36	$0.86	58%

Diluted weighted average shares outstanding	92,999	93,587		93,018	94,076

(1)	Net of taxes at 18.3%
(2)	Net of taxes at 25%
(3)	Net of taxes at 28%
(4)	Net of taxes at 36%
(5)	Net of taxes at 38%
(6)	Net of taxes at 39.3%
(7)	Not tax affected

*All information based on continuing operations.

Table II (Continued)
REPORTABLE SEGMENTS
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)
(unaudited)

	Second Quarter*			Year-to-Date*
	2010	2009	% Change	2010	2009	% Change
Consumer Healthcare
Net sales	$478,442	$446,410	7%	$915,763	$812,612	13%

Reported gross profit	$152,520	$114,977	33%	$278,909	$224,284	24%
Inventory step-up - Unico	-	1,062		-	1,062
Inventory step-up - Diba	-	767		-	767
Inventory step-up - JB Labs	-	358		-	358
Impairment of fixed assets	-	1,600		-	1,600
Adjusted gross profit	$152,520	$118,764	28%	$278,909	$228,071	22%
Adjusted gross profit %	31.9%	26.6%		30.5%	28.1%

Reported operating expenses	$64,129	$58,672	9%	$119,158	$108,864	9%
Loss on asset exchange	-	-		-	(639)
Adjusted operating expenses	$64,129	$58,672	9%	$119,158	$108,225	10%
Adjusted operating expenses %	13.4%	13.1%		13.0%	13.3%

Reported operating income	$88,391	$56,305	57%	$159,751	$115,420	38%
Inventory step-up - Unico	-	1,062		-	1,062
Inventory step-up - Diba	-	767		-	767
Inventory step-up - JB Labs	-	358		-	358
Impairment of fixed assets	-	1,600		-	1,600
Loss on asset exchange	-	-		-	639
Adjusted operating income	$88,391	$60,092	47%	$159,751	$119,846	33%
Adjusted operating income %	18.5%	13.5%		17.4%	14.7%

Rx Pharmaceuticals
Net sales	55,585	40,401	38%	102,662	73,576	40%

Reported operating income	$2,422	$7,172	-66%	$16,682	$8,956	86%
Write-off of in-process R&D - ANDA	14,000	-		14,000	-
Adjusted operating income	$16,422	$7,172	129%	$30,682	$8,956	243%
Adjusted operating income %	29.5%	17.8%		29.9%	12.2%

Other
Net sales	$12,154	$18,526	-34%	$25,701	$40,454	-36%

Reported gross profit	$3,670	$6,011	-39%	$8,323	$12,566	-34%
Inventory step-ups - Asset acquisitions	497	-		$709	-
Adjusted gross profit	$4,167	$6,011	-31%	$9,032	$12,566	-28%
Adjusted gross profit %	34.3%	32.4%		35.1%	31.1%

Reported operating income (loss)	$(758)	$785	-197%	$436	$2,601	-83%
Inventory step-ups - Asset acquisitions	497	-		709	-
Adjusted operating income (loss)	$(261)	$785	-133%	$1,145	$2,601	-56%
Adjusted operating income (loss) %	-2.1%	4.2%		4.5%	6.4%

Unallocated
Reported operating loss	$(11,412)	$(4,525)	152%	$(15,407)	$(8,588)	79%
Write-off of in-process R&D - Diba acquisition	-	279		-	279
Adjusted operating loss	$(11,412)	$(4,246)	169%	$(15,407)	$(8,309)	85%

*All information based on continuing operations.

Table III
FY 2010 GUIDANCE AND FY 2009 EPS
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

Full Year*
Fiscal 2010 Guidance
FY10 reported earnings per share from continuing operations range	$2.42 - $2.52
Charges associated with inventory step-ups	0.008
Charge associated with acquired research and development	0.123
FY10 adjusted earnings per share from continuing operations range	$2.55 - $2.65

Fiscal 2009*
FY09 reported earnings per share from continuing operations	$1.67
Loss on asset exchange	0.007
Charges associated with inventory step-ups	0.021
Fixed asset impairment	0.011
Write-off of in-process R&D	0.002
Investment impairment	0.161
FY09 adjusted earnings per share from continuing operations	$1.87

*All information based on continuing operations.